ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                          METROPOLIS REALTY TRUST, INC.
TRUST, INC.
                             Dated: October 7, 1996



C/M  11764.0004 435121.1

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                          METROPOLIS REALTY TRUST, INC.

            1. The name of the Corporation is Metropolis Realty Trust.

            2. The Corporation's original Articles of Incorporation was filed with the Department of Assessments and Taxation of the State of Maryland on May 13, 1996 under the name Metropolis Realty Trust, Inc.

            3. These Articles of Amendment and Restatement (the "Charter") have been duly approved by the Board of Directors of the Corporation and executed by the officers of the Corporation in accordance with the applicable provisions of
Section 2-603(c) of the General Corporation Law of the State of Maryland (the "MGCL"). No stock entitled to be voted on the matter was outstanding or subscribed for at the time of the approval of the Charter.

            4. The current address of the principal office of the Corporation is as set forth in Article II of the Charter set forth below.

            5. The name and address of the Corporation's current resident agent is as set forth in Article II of the Charter set forth below.

            6. The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the Charter set forth below.

            7. The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement of the charter of the Corporation was One Thousand (1,000) shares of Common Stock, $.01 par value per share, having an aggregate par value of Ten Dollars ($10.00).

            8. The total number of shares of stock which the Corporation has authority to issue, pursuant to the charter of the Corporation as hereby amended and restated, is sixty million shares (60,000,000), initially consisting of (i) ten million (10,000,000) shares of Preferred Stock, par value $10.00 per share; and (ii) fifty million (50,000,000) shares of Common Stock, par value $10.00 per share. The aggregate par value of all the shares of all classes of stock is $600,000,000.

            9. The Articles of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:



                                    -2-
C/M  11764.0004 435121.1

                                   ARTICLE I.

                                      NAME

              The name of the corporation (the "Corporation") is:

                          Metropolis Realty Trust, Inc.


                                   ARTICLE II.

                        PRINCIPAL OFFICE; RESIDENT AGENT

            The address of the principal office of the Corporation in this State is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202, Attention: James J.
Hanks, Jr.

            The name of the resident agent of the Corporation is James J. Hanks, Jr., c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a citizen of and resides in the State of Maryland.


                                  ARTICLE III.

                                    PURPOSES

            3.1 Purpose and Powers. The Corporation is formed to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland. The foregoing purposes shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this Charter. The foregoing purposes are also to be construed as powers of the Corporation, and shall be in addition to and not in limitation of the general powers of corporations under the laws of the State of Maryland.

            3.2 Real Estate Investment Trust. Without limiting the generality of the foregoing purpose, business and objects, at such time or times as the Board of Directors of the Corporation determines that it is in the interest of the Corporation and its stockholders that the Corporation engage in the business of, and conduct its business and affairs so as to qualify as, a real estate investment trust (as that phrase is defined under Section 856 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")), the purpose of the Corporation shall include engaging in the business of a real estate investment trust (a "REIT"). This reference to such purpose shall not make unlawful or unauthorized any otherwise lawful act or activity that the Corporation may take that is inconsistent with such purpose.


                                    -3-
C/M  11764.0004 435121.1

                                   ARTICLE IV.

                               BOARD OF DIRECTORS

            4.1 Number. The number of Directors initially shall be nine, effective as of the Effective Date (as hereinafter defined) of the Plan (as hereinafter defined) and, after the occurrence of a simplification Event (as hereinafter defined), may be increased or decreased from time to time by a vote of the majority of the Directors then in office; provided, however, that the total number of Directors shall be not fewer than the minimum number permitted by the Maryland General Corporation Law nor more than nine. No reduction in the number of Directors shall cause the removal of any Director from office prior to the removal of such director in accordance with the Charter or the expiration of his or her term.

            4.2 Initial Board; Classification. The initial Directors (the "Initial Directors") shall be divided into five classes. The classes, names and addresses of the Initial Directors are:


                                                             Class of Common
                                                           Stock Designating
      Class                      Name                         Directors
      -----                      ----                         ---------

        I                   Lee S. Neibart               Class B Common Stock

        II                  Bruce Spector                Class B Common Stock

        II                  David Roberts                Class A Common Stock

       III                W. Edward Scheetz              Class B Common Stock

       III               David A. Strumwasser            Class A Common Stock

        IV                 William M. Mack               Class B Common Stock

        IV                Ralph F. Rosenberg             Class A Common Stock

        V                 Russell S. Bernard             Class A Common Stock

        V                     John Klopp                 Class A Common Stock


            The holders of Class B Common Stock have designated the initial Class I Director, one of the initial Class II Directors, one of the initial Class III Directors and one of the initial Class IV Directors. The holders of Class A Common Stock have designated one of the initial Class II Directors, one of the initial Class III Directors and one of the initial Class V Directors. Whitehall Real Estate Limited Partnership V ("Whitehall") has designated one of the initial Class IV Directors (the "Whitehall Director"). Oaktree Capital Management, LLC ("Oaktree") has designated one of the initial Class V Directors (the "Oaktree Director"). The terms of the Initial Directors shall commence on the Effective Date.


                                    -4-
C/M  11764.0004 435121.1

            Subject to the second sentence of Section 4.5:

            (a) the term of the initial Class I Director shall terminate on the date of the 1997 annual meeting of stockholders; the term of the initial Class II Directors shall terminate on the date of the 1998 annual meeting of stockholders; the term of the initial Class III Directors shall terminate on the date of the 1999 annual meeting of stockholders; the term of the initial Class IV Directors shall terminate on the date of the 2000 annual meeting of stockholders; and the term of the initial Class V Directors shall terminate on the date of the 2001 annual meeting of stockholders;

            (b) At the 1997 annual meeting of stockholders, the successor to the Class I Director shall be elected for a four-year term by holders of Class B Common Stock; at the 1998 annual meeting of stockholders, the successors to the Class II Directors shall be elected for a three-year term by the holders of Class A and Class B Common Stock; at the 1999 annual meeting of stockholders, the successors to the Class III Directors shall be elected for a two-year term; at the 2000 annual meeting of stockholders, the successors to the Class IV Directors shall be elected for a one-year term by the holders of Class A and Class B Common Stock; at the 2001 annual meeting of stockholders, the successors to the Class I, Class II, Class III, Class IV and Class V Directors shall be elected for a one-year term; and

            (c) Directors shall hold office until the annual meeting for the year in which their terms expire and until their successors shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

            As Class C Common Stock (i.e., until a Class C Conversion Date (as hereinafter defined)), holders of Class C Common Stock shall not be permitted to vote in any election of directors.

            4.3 Resignation, Removal or Death. Any Director may resign from the Board of Directors or any committee thereof at any time by written notice to the Board of Directors, effective upon execution and delivery to the Corporation of such notice or upon any future date specified in the notice. A Director may be removed from office, but only for cause and only at a meeting of the Stockholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Stock then outstanding and entitled to vote in the election of Directors (or, at any time prior to the occurrence of a Simplification Event, by the affirmative vote of the holders of not less than two-thirds of the same class of Common Stock as elected such Director). Any vacancy created by the resignation, removal or death of a Director (other than the Whitehall Director and the TCW Director) shall be filled by the remaining Directors (or, at any time prior to the occurrence of a Simplification Event, by the remaining Directors elected, or entitled to be elected, by the same class of Common

                                    -5-
C/M  11764.0004 435121.1

Stock as elected such Director). Any vacancy created by the resignation, removal or death of a Whitehall Director or a TCW Director, as the case may be, prior to the expiration of the initial term of such Director and prior to the occurrence of a Simplification Event (other than in accordance with the immediately succeeding sentence) shall be filled by the remaining Directors elected, or entitled to be elected, by the same class of Common Stock as elected such Director; such director to be elected from among any nominee or nominees proposed by Whitehall or Oaktree, as the case may be. For purposes of the Charter, the sale, transfer or other disposition by a stockholder of more than 80% of the shares of Common Stock distributed to such stockholder pursuant to the Plan shall, among other things, constitute cause for removing a Director that receives compensation directly or indirectly from such stockholder unless, after giving effect to such sale, the stockholder shall continue to hold shares of Common Stock representing at least 5% of the combined voting power of all of the outstanding shares of Common Stock.

            4.4 Powers. Subject to the express limitations herein or in the Bylaws, the business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Charter, as amended or supplemented from time to time, shall be construed with a presumption in favor of the grant of power and authority to the Directors.

            4.5 Simplification Event. For purposes of this Charter, "Simplification Event" means, the earliest to occur of (i) the date on which Apollo (as hereinafter defined) and its affiliates (taken together) or any Transferee (as hereinafter defined) and its affiliates (taken together), no longer holds a number of shares of Common Stock representing at least 30% of the combined voting power of all outstanding shares of stock of the Corporation;
(ii) the date on which Apollo and its affiliates (taken together) or any Transferee and its affiliates (taken together) or any other person or entity and its affiliates (taken together) holds a number of shares of Common Stock representing at least 75% of the combined voting power of all outstanding shares of stock of the Corporation; (iii) the fifth anniversary of the Effective Date of the Plan; and (iv) the date of the annual meeting of stockholders in 2001.

            Upon the occurrence of a Simplification Event, notwithstanding any provision of this Charter or the Bylaws of the Corporation to the contrary, the provisions of this Article VI with respect to the classification of the Board of Directors shall terminate and shall be of no further force and effect and, thereafter, the term of each Director shall expire on the date of the annual meeting of stockholders immediately following or concurrent with such Simplification Event, all Directors then or thereafter elected shall serve one-year terms and voting for the election of Directors shall be in the manner set forth in the Bylaws.

                                    -6-
C/M  11764.0004 435121.1

            4.6 Independent Directors. The Corporation shall at all times have at least two directors who are not affiliates of Apollo or any Transferee or any stockholder holding 10% or more of the stock of the Corporation.


                                   ARTICLE V.

                                      STOCK

            5.1 Authorized Stock.

                  (a) The total number of shares of stock which the Corporation has authority to issue (the "Stock") is sixty million (60,000,000) shares, initially consisting of (i) ten million (10,000,000) shares of preferred stock, par value $10.00 per share ("Preferred Stock"); and (ii) fifty million (50,000,000) shares of common stock, par value $10.00 per share ("Common Stock"). The aggregate par value of all the shares of all classes of stock is $600,000,000. Until the occurrence of a Simplification Event, the Common Stock shall be divided into Class A Common Stock, Class B Common Stock and Class C Common Stock; provided that if a Class C Conversion Date occurs prior to the occurrence of a Simple Event from the time of the Class C Conversion Date, the Common Stock shall be divided into Class A Common Stock and Class B Common Stock. The Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall have identical rights and privileges, and shall be treated as a single class, with respect to all matters other than voting, including, without limitation, the payment of distributions and upon liquidation.

                  (b) The Corporation shall not issue any non-voting equity securities; provided that this provision, included in this Charter in compliance with Section 1123(a)(6) of the United States Bankruptcy Code of 1978, as amended (the "Bankruptcy Code"), shall have no force and effect beyond that required by
Section 1123(a)(6) of the Bankruptcy Code and shall be effective only for so long as Section 1123(a)(6) of the Bankruptcy Code is in effect and is applicable to the Corporation and requires such effectiveness.

            5.2 Preferred Stock. The Board of Directors may issue Preferred Stock in one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

            5.3 Common Stock.

                  (a) Voting Rights. Each share of Common Stock shall have one vote and, except as provided below in this Section

                                    -7-
C/M  11764.0004 435121.1

5.3(a) with respect to the election of Directors of the Corporation and in
Section 7.3(b) with respect to certain matters, the Common Stock shall vote together as a single class on all matters submitted to the holders of Common Stock for a vote. Until the occurrence of a Simplification Event, the holders of the Class A Common Stock shall have the right, voting separately as a class, to elect five Directors, and the holders of the Class B Common Stock, voting separately as a class, shall have the right to elect four Directors. For so long as any shares of Class C Common Stock are outstanding as shares of Class C Common Stock (i.e., until the occurrence of a Class Conversion Date), holders of Class C Common Stock shall not be permitted to vote in any election of directors. All shares issued to Apollo under the Plan shall be shares of Class B Common Stock, all shares issued to Victor Capital Group, L.P. shall be shares of Class C Common Stock (in each case, subject to Section 5.3(e)), and all other shares of Common Stock shall be shares of Class A Common Stock.

                  (b) Super-Majority Voting Rights.

                      In addition to any vote required by law, the Corporation shall not take any action regarding the following matters without the affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Stock (including, solely with respect to the matters set forth in items (i), (ii) and (iii) below, the holders of Class C Common Stock, who shall not be entitled to vote with respect to item (iv) below voting as a single class):

                      (i) any merger or consolidation of the Corporation (other than any merger between the Corporation and any direct or indirect wholly owned subsidiary or the Corporation);

                      (ii) any sale or transfer of either of the real properties owned by the Corporation and its subsidiaries (but excluding any pledge, hypothecation or encumbrance of such assets to provide security for any bona fide debt);

                      (iii) any dissolution or liquidation of the Corporation;
or

                      (iv) any acquisition in excess of $25 million (other than in connection with the leasing, improvement and other operations of the Corporation's properties or as contemplated by the annual budget with respect to such properties, including, without limitation, any acquisition of, or investment in, any providers of services to such properties and any easements, air rights or appurtenances, necessary or desirable for the operation of the properties).

                  (c) Dividend Rights. Subject to the preferential distribution rights of Preferred Stock, if any, as may be

                                    -8-
C/M  11764.0004 435121.1
determined by the Board of Directors, the holders of shares of Common Stock shall be entitled to receive such distributions as may be declared by the Board of Directors out of assets legally available therefor.

                  (d) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled to receive, ratably with each other holder of shares of Common Stock, that portion of the assets of the Corporation available for distribution to the holders of its Common Stock as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock then outstanding.

                  (e) Conversion. Upon a transfer of shares of Class B Common Stock so that such shares are no longer beneficially owned by Apollo, its affiliates or a Transferee or its affiliates, such shares shall automatically and without any action on the part of the holder thereof be converted into the same number of shares of Class A Common Stock, and the certificates representing such transferred shares shall thereafter represent the right to receive the same number of shares of Class A Common Stock. Except as otherwise specified herein, shares of one class of Common Stock shall not be convertible hereunder into shares of another class of Common Stock.

                  Shares of Class C Common Stock may be converted into shares of Class A Common Stock, (i) at any time, by the Corporation upon written notice (the "Corporation Notice") by the Corporation to the holders of Class C Common Stock, and (ii) at any time after the first anniversary of the Effective Date, by the holders of Class C Common Stock upon written notice (the "Class C Holders Notice") by the holders of Class C Common Stock to the Corporation (the earlier of the date of the Corporation Notice and the Class C Holders Notice, the "Class C Conversion Date"). On the Class C Conversion Date, shares of Class C Common Stock shall automatically and without any action on the part of the holder thereof be converted into the same number of shares of Class A Common Stock, and the certificates representing such converted shares shall thereafter represent the right to receive the same number of shares of Class A Common Stock.

                  (f) Simplification Event. Upon the occurrence of a Simplification Event, the classification of the Common Stock into Class A Common Stock and Class B Common Stock (and if applicable, Class C Common Stock) shall terminate and the Corporation shall have authorized only one class of Common Stock. All shares of Class A Common Stock and all shares of Class B Common Stock (and if applicable, Class C Common Stock) then outstanding shall automatically and without any action on the part of the holders thereof be converted into shares of Common Stock, and the

                                    -9-
C/M  11764.0004 435121.1
certificates representing shares of Class A Common Stock or Class B Common Stock (and if applicable, Class C Common Stock) shall thereafter represent the right to receive the same number of shares of Common Stock.

                  (g) Transferee. "Transferee" means any Person to whom Apollo, its affiliates, or any Transferee shall Transfer shares of Class B Common Stock representing at least 30% of the aggregate number of shares of Class A and Class B Common Stock then outstanding.

            5.4 Classification of Stock. The Board of Directors may classify or reclassify any unissued shares of Stock from time to time by setting or changing the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms and conditions of redemption of those shares of Stock, including, but not limited to, the reclassification of unissued shares of Common Stock to shares of Preferred Stock or unissued shares of Preferred Stock to shares of Common Stock or the issuance of any rights plan or similar plan.

            5.5 Issuance of Stock. The Board of Directors may authorize the issuance from time to time of shares of Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of Stock, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a share split or dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or Bylaws of the Corporation.

            5.6 Distributions. Subject to Article III, Section 4(2)(d) of the Corporation's Bylaws, the Directors may from time to time authorize the payment to Stockholders of such distributions in cash, property or other assets of the Corporation or in securities of the Corporation or from any other source as the Directors in their discretion shall determine.


                                   ARTICLE VI.

                         LIMITATION ON PREEMPTIVE RIGHTS

            No holder of any Stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for or purchase any Stock or any other securities of the Corporation other than such rights, if any, as the Board of Directors, in its sole discretion, may fix; and any Stock or other securities which the Board of Directors may determine to offer for subscription may, within the Board of Directors' sole discretion, be offered to the holders of any class, series or type of Stock or other securities at the time outstanding to the exclusion of holders of any or all other

                                    -10-
C/M  11764.0004 435121.1
classes, series or types of Stock or other securities at the time outstanding.


                                  ARTICLE VII.

                      LIMITATIONS ON TRANSFER AND OWNERSHIP

            7.1 REIT-Related Restrictions and Limitations on Stock.

                  (a) Definitions. As used in this Charter, the following terms shall have the indicated meanings:

                   "Acquire" means the acquisition of Beneficial Ownership or Constructive Ownership of Stock by any means, including, without limitation, a Transfer, the exercise of or right to exercise any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire Stock, but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered a Beneficial Owner or Constructive Owner, as defined below. The term "Acquisition" shall have the correlative meaning.

                  "Apollo" means Apollo Real Estate Investment Fund, L.P., a Delaware limited partnership.

                  "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as codified under title 11 of the United States Code and in effect on the Confirmation Date.

                  "Bankruptcy Court" means the District Court of the United States District Court for the Southern District of New York having jurisdiction over the reorganization cases of 237 Park Avenue Associates, L.L.C. and 1290 Associates, L.L.C. and, to the extent of having reference under section 157, title 28, United States Code, the unit of such District Court constituted under section 151, title 28, United States Code.

                  "Beneficial Ownership" means ownership of Stock by a Person who is or would be treated as an owner of such Stock either directly or indirectly pursuant to Section 542(a)(2) of the Internal Revenue Code, taking into account, for this purpose, constructive ownership determined under Section 544 of the Internal Revenue Code, as modified by Section 856(h)(i)(B) of the Internal Revenue Code. The terms "Beneficially Own," "Beneficially Owned" and "Beneficial Owner" shall have the correlative meanings.

                  "Board" means the Board of Directors of the Corporation.

                  "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which

                                    -11-
C/M  11764.0004 435121.1
banking institutions in New York City are authorized or required by law, regulation or executive order to close.

                  "Charitable Beneficiary" means one or more beneficiaries of the Trust as determined pursuant to Section 7.1(e)(vi) of this Article VII, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Internal Revenue Code.

                  "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

                  "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan.

                  "Constructive Ownership" means ownership of Stock, a Tenant Interest, or any other interest in an entity by a Person who is or would be treated as an owner thereof either actually or constructively through the application of Section 318 of the Internal Revenue Code, as modified by Section 856(d)(5) of the Internal Revenue Code. The terms "Constructively Own," "Constructively Owned" and "Constructive Owner" shall have the correlative meanings.

                  "Designator" means, initially, Apollo. Any Person that is then acting as Designator may designate another Person, in a writing delivered to such Person with a copy to the Corporation, to succeed it as Designator and such successor shall thereafter be the Designator for all purposes hereof.

                  "Effective Date" shall have the meaning ascribed thereto in the Plan.

                  "Individual" means an "individual" within the meaning of
Section 542(a)(2) of the Internal Revenue Code, as modified by Section 856(h)(3)(A) of the Internal Revenue Code.

                  "Limitation Date" means the earlier of (i) the date that is 18 months after the Effective Date and (ii) the date that is 6 months after (X) any date of any refinancing of the New Notes (as defined in the Plan) or (Y) the date of the Conventional Financing Alternative (as defined in the Plan).

                  "Market Price" means the last reported sales price, regular way, of the Common Stock or Preferred Stock, as the case may be, on the trading day immediately preceding the relevant date as reported on the principal exchange or quotation system over which the Common Stock or Preferred Stock, as the case may be, may be traded, or if not then traded over any exchange or quotation system, then the fair market value of the Common Stock or Preferred Stock, as the case may be, on the relevant date as determined in good faith by the Board.

                                    -12-
C/M  11764.0004 435121.1

                  "Non-U.S. Person" means a Person other than a U.S.
Person.

                  "Ownership Limit" means as to any Individual the product of
(X) the sum of (i) 7.9% and (ii) the Supplemental Limit, if any, and (Y) the value of the outstanding shares of Stock.

                  "Permitted Shareholder" means Apollo, any Transferee or any other transferee from Apollo or a transferee of Apollo of at least 30% of the aggregate number of shares of Class A and Class B Common Stock then outstanding.

                  "Person" means an individual, corporation, partnership, limited liability company, association, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Internal Revenue Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Internal Revenue Code, association, private foundation within the meaning of Section 509(a) of the Internal Revenue Code, joint stock company or other entity, and also includes a "group" as that term is used in Section 13(d)(5) of the Exchange Act; but does not include an underwriter which participates in a public offering of the Stock for a period of ninety days following the purchase by such underwriter of the Stock, provided that, the ownership of Stock by such underwriter did not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code and did not otherwise result in the Corporation failing to qualify as a real estate investment trust.

                  "Petition Date" means the date on which 237 Park Avenue Associates, L.L.C. and 1290 Associates, L.L.C. filed their voluntary petitions under chapter 11 of the Bankruptcy Code.

                  "Plan" means the Second Amended Joint Plan of Reorganization of 237 Park Avenue Associates, LLC and 1290 Associates, LLC filed under title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. with the United States Bankruptcy Court, Southern District of New York on August 9, 1996, as amended from time to time.

                  "Purported Beneficial Owner" means, with respect to any purported Acquisition, Transfer, or other event, the Person who would Beneficially Own or Constructively Own Stock but for the limitations set forth in Section 7.1(b)(i) of this Article VII applicable to such Acquisition, Transfer, or other event. The Purported Beneficial Owner and the Purported Record Owner may be the same Person.

                  "Purported Record Owner" means, with respect to any purported Acquisition, Transfer, or other event, the Person who would have been the record holder of Stock if such Acquisition,

                                    -13-
C/M  11764.0004 435121.1

Transfer, or other event had not violated the provisions of Section 7.1(b)(i) of this Article VII. The Purported Beneficial Owner and the Purported Record Owner may be the same Person.

                  "Related Tenant Owner" shall mean any Constructive Owner who also owns, directly or indirectly, an interest in a Tenant, which interest is equal to or greater than (i) 10% of the combined voting power of all classes of stock of such Tenant, (ii) 10% of the total number of shares in all classes of such Tenant, or (iii) if such Tenant is not a corporation, 10% of the assets or net profits of such Tenant.

                  "Related Tenant Limit" shall mean 9.8% by value of the outstanding Capital Stock of the Corporation.

                  "Restriction Termination Date" means the effective date, if any, for revocation or termination of the Corporation's REIT election pursuant to Section 856(g) of the Internal Revenue Code, as specified in a resolution of the Board determining that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT. If no such effective date is specified in such resolution, the Restriction Termination Date shall be the date such revocation or termination otherwise becomes effective.

                  "Special Triggering Event" means either (i) a redemption or purchase by the Corporation of less than all of the outstanding Stock, or (ii) any reorganization, recapitalization, or other corporate transaction affecting the Stock.

                  "Supplemental Limit" means with respect to an Individual, a percentage designated from time to time by the Designator, provided, however, the aggregate of all percentages designated by the Designator and in effect shall not at any time exceed 10. The Designator shall designate a percentage by delivery of a writing to the Individual with a copy to the Corporation setting forth the percentage designated and the effective time of the designation. Any such designation may be revoked or amended by the Designator by similar notices.

                  "Tenant" shall mean any tenant of (i) the Corporation, (ii) a subsidiary of the Corporation which is deemed to be a "qualified REIT subsidiary" under Section 856(i)(2) of the Code, or (iii) a partnership in which the Corporation or one or more of its qualified REIT subsidiaries is a partner.

                  "Tenant" means any Person (other than an individual) from whom the Corporation derives (or is deemed for tax purposes to derive), directly or indirectly, gross income.

                  "Tenant Interest" means an interest, expressed as a percentage, in the total combined voting power or total number of

                                    -14-
C/M  11764.0004 435121.1
shares of all classes of stock of a Tenant that is a corporation, or an interest, expressed as a percentage, in the assets and net income (within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code) of a Tenant that is not a corporation.

                  "Transfer" means any sale, transfer, gift, assignment, devise or other disposition of Stock or the right to vote (except for a revocable proxy for any meeting of stockholders of the Company to be held within 11 months of the granting thereof) or receive dividends on Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Stock or the right to vote (except as aforesaid) or receive dividends on Stock, or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Stock, in each case whether voluntary or involuntary, whether of record or Beneficially Owned or Constructively Owned, and whether by operation of law or otherwise. A Transfer also includes any transfer of interests in other entities, and any change in the relationship between two or more Persons, that results in a change in Beneficial Ownership or Constructive Ownership of Stock, whether by operation of law or otherwise. The terms "Transfers" and "Transferred" shall have the correlative meanings.

                  "Trust" means the trust created pursuant to Section 7.1(e)(i) of this Article VII.

                  "Trustee" means the Person that is appointed by the Corporation pursuant to Section 7.1(e)(i) of this Article VII to serve as trustee of the Trust, and any successor thereto.

                  "U.S. Person" means (a) a citizen or resident of the United States, (b) a partnership created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), (c) a corporation created or organized in the United States or under the laws of the United States or any state therein (including the District of Columbia), and (d) any estate or trust (other than a foreign estate or foreign trust, within the meaning of Section 7701(a)(31) of the Internal Revenue Code).

                  (b) Ownership Limitation and Transfer Restrictions with Respect to Stock.

                      i) Except as provided in Section 7.1(f) of this Article
            VII, from the Effective Date and prior to the Restriction Termination Date:

                         A) no Person shall Acquire shares of Stock if, as a
                  result of such Acquisition, the outstanding Stock would be directly or indirectly owned by fewer than 100 Persons (determined without

                                    -15-
C/M  11764.0004 435121.1
                  reference to any rules of attribution under Section 544 of the Internal Revenue Code);

                         B) no Person shall Acquire shares of Stock if, as a
                  result of such Acquisition, the Corporation would be "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, or would otherwise result in the Corporation failing to qualify as a REIT; and

                         C) no Person (other than, after the Limitation Date, a
                  Permitted Shareholder) shall Acquire any shares of Stock after the Effective Date if, as a result of such Acquisition, the fair market value of the shares of Stock owned directly and indirectly by Non-U.S. Persons would comprise 50% or more of the fair market value of the issued and outstanding shares of Stock (determined assuming that each Permitted Shareholder is a Non- U.S. Person);

                         D) no Person shall Acquire any shares of Stock if, as a
                  result of such Acquisition, any Person who is an Individual would be considered to Beneficially Own Stock in excess of the Ownership Limit; and

                         E) no Person shall Acquire shares of Stock if, as a
                  result of such Acquisition, the Beneficial Ownership of shares of Stock by a Related Tenant Owner would exceed the Related Tenant Limit.

                      ii) If, from the Effective Date and prior to the
            Restriction Termination Date:

                         A) any Transfer or Acquisition (other than an event
                  described in Section 7.1(b)(ii)(B) or 7.1(b)(ii)(C) of this
                  Article VII) (whether or not such Transfer or Acquisition is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system or otherwise) occurs which, if effective, would result in the violation of one or more restrictions on ownership and transfer described in Section 7.1(b)(i), then (1) that number of shares of Stock being Transferred or Acquired that otherwise would cause such Person to violate Section 7.1(b)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section

                                    -16-
C/M  11764.0004 435121.1

                  7.1(e)(i), effective as of the close of business on the Business Day prior to the date of such purported Transfer or Acquisition, and to that extent such Transfer or Acquisition shall be void ab initio as to the intended transferee and the intended transferee shall acquire no rights in such Stock and
                  (2) if clause (1) of this sentence does not apply, or if the Transfer to the Trust described in clause (1) of this sentence would not be effective for any reason to prevent such Person from Beneficially Owning Stock in violation of Section 7.1(b)(i) then the Acquisition or Transfer that otherwise would cause such Person to violate Section 7.1(b)(i) (rounded up to the nearest whole share) shall be void ab initio to the extent it would cause such a violation, and the intended transferee shall acquire no rights in such Stock; and

                         B) A Special Triggering Event (if effective) or other
                  event or occurrence (if effective) (other than a Transfer or Acquisition) would result in any violation of one or more restrictions on ownership and transfer described in Section 7.1(b)(i), then: (1) the number of shares of Stock (rounded up to the nearest whole share) that would (but for this Section 7.1(b)(ii)(B)) cause any Person to Beneficially Own or Constructively Own Stock in violation of Section 7.1(b)(i) shall, unless prohibited by law or agreement, be automatically repurchased by the Corporation from the actual owner of such Stock, effective as of the close of business on the Business Day prior to the date of such Special Triggering Event or other event or occurrence; or (2) if the automatic repurchase described in clause (1) of this sentence would be prohibited by law or agreement or would not be effective for any reason to prevent any Person from Beneficially or Constructively Owning Stock in violation of Section 7.1(b)(i), then that number of shares of Stock (rounded up to the nearest whole share) that otherwise would cause any Person to Beneficially or Constructively Own Stock in violation of Section 7.1(b)(i) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.1(e)(i), effective as of the close of business on the Business Day prior to the date of such Special Triggering Event or other event or occurrence, and the actual owner shall retain no rights in such Stock; or (iii) if the transfer to the Trust described in clause (2) of

                                    -17-
C/M  11764.0004 435121.1
                  this sentence would not be effective for any reason to prevent any Person from Beneficially or Constructively Owning Stock in violation of Section 7.1(b)(i), then the Special Triggering Event or the event or occurrence that would otherwise cause such Person to violate Section 7.1(b)(i) shall be void ab initio. The repurchase price of each share of Stock automatically repurchased pursuant to this Section 7.1(b)(ii)(B) shall be a price per share equal to the Market Price on the date of the Special Triggering Event or other event or occurrence that resulted in the repurchase. Dividends which were accrued but unpaid with respect to the repurchased shares as of the date of the Special Triggering Event or other event of occurrence that resulted in the repurchase shall be paid. Any dividend or other distribution paid after the Special Triggering Event or other event or occurrence that resulted in the repurchase, but prior to the discovery by the Corporation that Stock had been automatically repurchased by the Corporation, shall be paid to the Corporation upon demand; and

                         C) any Transfer or Acquisition (whether or not such
                  Transfer or Acquisition is the result of a transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person beneficially owning Stock in violation of Section 7.1(b)(i)(B) of this
                  Article VII, then such Transfer or Acquisition, as the case may be, shall be void ab initio.

                  (c) The Corporation's Right to Redeem Shares. Except with respect to Stock transferred to a Trust, the Corporation shall have the right to redeem any Stock that is Acquired or Transferred, or is attempted to be Acquired or Transferred, in violation of Section 7.1(b), at a price per share equal to the lesser of (i) the Market Price per share of the class of Stock that created such violation or attempted violation on the date of such violation or attempted violation (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price per share of the class of Stock to which such Stock relates on the date the Corporation, or its designee, gives notice of such redemption. The Corporation shall have the right to redeem any Stock described in this Section 7.1(c) for a period of 90 days after the later of (i) the date of the Acquisition or Transfer or attempted Acquisition or Transfer and (ii) the date the Board determines in good faith that an attempted

                                    -18-
C/M  11764.0004 435121.1

Acquisition or Transfer has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 7.1(d).

                  (d) Notice Requirements and General Authority of the Board of Directors to Implement REIT-Related Restrictions and Limitations.

                      i) Notice Requirements. From and after the Effective Date
            and prior to the Restriction Termination Date:

                         A) Any Person who Acquires or attempts to Acquire Stock
                  in violation of Section 7.1(b)(i), and any Person who is a Purported Record Owner or a Purported Beneficial Owner of Stock in a manner that violates Section 7.1(b)(i), shall immediately give written notice or, in the event of a proposed or attempted Acquisition or other event that would give rise to Beneficial Ownership in violation of Section 7.1(b)(i), give at least 15 days' prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Acquisition or other event on the Corporation's status as a REIT;

                         B) Every Beneficial Owner or Constructive Owner of more
                  than 0.5% (or such higher percentage, between 0.5% and 5.0%, as provided in the income tax regulations promulgated under the Internal Revenue Code) of the number or value of outstanding shares of Stock of the Corporation (determined as provided in Section 14.3) shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Stock Beneficially Owned or Constructively Owned, and a description of how such Stock is held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information that the Corporation may reasonably request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Ownership on the Corporation's status as a REIT; and

                         C) Each Person who is a Beneficial Owner of Stock and
                  each Person (including the shareholder of record) who is holding Stock for a Beneficial Owner or Constructive Owner shall

                                    -19-
C/M  11764.0004 435121.1
                  provide to the Corporation such information that the Corporation may reasonably request in order to determine the Corporation's status as a REIT, to comply with the requirements of any taxing authority or governmental agency, or to determine any such compliance.

                      ii) Board Authority to Prevent Violation of Section
            7.1(b)(i).

                  If the Board or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.1(b)(i) of this
            Article VII or that a Person intends to Acquire or has attempted to Acquire Beneficial Ownership or Constructive Ownership of any Stock in violation of Section 7.1(b)(i) of this Article (whether or not such violation is intended), the Board or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Acquisition, Transfer, or other event, including, but not limited to, causing the Corporation to redeem shares, refusing to give effect to such Acquisition, Transfer or other event on the books of the Corporation, or instituting proceedings to enjoin such Acquisition, Transfer, or other event; provided, however, that any Transfer or attempted Transfer or, in the case of an event other than a Transfer, Beneficial Ownership or Constructive Ownership, in violation of Section 7.1(b)(i) of this Article VII shall automatically result in the transfer to the Trust (or the automatic repurchase as provided in Section 7.1(b)(ii)(B)) described above where the conditions to such transfer (or repurchase) have been satisfied, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board or a committee thereof.

                      iii) Each certificate for Common Stock shall bear
            substantially the following legends (or such other legends as the Board may determine to be appropriate):

                  "The Corporation is authorized to issue two classes of shares of stock, which are designated Preferred Stock and Common Stock. The Common Stock and the Preferred Stock may be issued in one or more classes, and the Board of Directors is authorized to determine the preferences, limitations and relative rights of any class of Preferred Stock before the issuance of any such Preferred Stock, or any class thereof. The Corporation will furnish, without charge, to any shareholder making a written request therefor, a full statement of the designations and any

                                    -20-
C/M  11764.0004 435121.1
            preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption applicable to each class of shares. Requests for such written statement may be directed to the Secretary of the Corporation at the principal office of the Corporation.

                  "The shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive ownership, and Transfer for the purpose of the Corporation's maintenance of its status as a "real estate investment trust" (a "REIT") under the Internal Revenue Code. Subject to certain further restrictions, and except as expressly provided in the Corporation's Charter, (i) no Person may Acquire Stock if such Acquisition would result in the Corporation being owned by fewer than 100 Persons (as determined for purposes of Section 856(h)(5) of the Internal Revenue Code); (ii) no Person (other than (after the Limitation Date) a Permitted Shareholder may Acquire Stock, if as a result of such Acquisition, the Corporation would fail to qualify as a "domestically controlled REIT" within the meaning of Section 897(h)(4) of the Internal Revenue Code (determined by assuming that each Permitted Shareholder is a Non-U.S. Person), (iii) no Individual may Beneficially Own shares of Stock in excess of the sum of 7.9% plus any applicable Supplemental Limit of the value of the Stock, (iv) if such Person is a Related Tenant Owner, such Person may not Beneficially Own shares of Stock in excess of the Related Tenant Owner Limit, and (v) no Person may Beneficially Own Stock that would result in the Corporation being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause the Corporation to fail to qualify as a REIT. Any Person who Beneficially Owns or attempts to Beneficially Own Stock which cause or will cause a Person to Beneficially Own Stock in excess of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Stock represented hereby will, upon the satisfaction of certain conditions, be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries, or in certain circumstances such shares will automatically be repurchased by the Corporation. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board in its sole discretion if the Board determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in Revenue Code. Subject to certain further violation of the restrictions described above may

                                    -21-
C/M  11764.0004 435121.1
            be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished, without charge, to each holder of Stock who directs a written request to the Secretary of the Corporation at the principal office of the Corporation."

                  Instead of the legend in the preceding paragraph, the
            certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

                      iv) Absent a decision to the contrary by the Board (which
            the Board may make in its sole and absolute discretion), the shares to be affected by the remedies set forth in Sections 7.1(b)(ii) and 7.1(c) shall be as follows: (1) if a Purported Beneficial Owner would have (but for the remedies set forth in Sections 7.1(b)(ii) or 7.1(c), as applicable) Beneficially Owned or Constructively Owned Stock in violation of Section 7.1(b)(i), such remedies (as applicable) shall apply first to the shares that, but for such remedies, would have caused such violation and would have been actually owned by such Purported Beneficial Owner, second to shares that, but for such remedies, would have caused such violation but which would not have been actually owned by such Purported Beneficial Owner, pro rata among the persons who actually attempted to acquire such shares based upon the relative value of what would have been the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the shares such Person attempted to acquire, third to other shares that are actually owned by such Purported Beneficial Owner, and fourth to shares that are actually owned by such other Persons whose ownership of shares is attributed to the Purported Beneficial Owner, pro rata among such Persons based upon the relative value of the Purported Beneficial Owner's Beneficial Ownership or Constructive Ownership interest in the shares so owned; and (2) if a Purported Beneficial Owner would be in violation of Section 7.1(b)(i) as a result of an event other than an Acquisition of Stock by such Purported Beneficial Owner, the remedies set forth in Sections 7.1(b)(ii) and 7.1(c) (as applicable) shall apply first to shares that are actually owned by such Purported Beneficial Owner and second to shares that are Beneficially or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares based upon the relative value of the Purported Beneficial Owner's

                                    -22-
C/M  11764.0004 435121.1

            Beneficial Ownership or Constructive Ownership interest in the shares so owned.

                      v) Subject to subparagraph 7.1(f) below, nothing contained in this Article VII shall limit the authority of the Board to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preserving the Corporation's status as a REIT.

                  (e) Transfers of Stock in Trust

                      i) Ownership in Trust. Upon any purported Transfer,
            Acquisition, or other event described in Section 7.1(b)(ii) that results in a transfer of Stock to a Trust, such Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer, Acquisition, or other event that results in a transfer to the Trust pursuant to Section 9.1(b)(ii). The Trustee shall be appointed by the Corporation, and shall be a person unaffiliated with the Corporation, any Purported Beneficial Owner, or any Purported Record Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in
            Section 7.1(e)(vi). The Corporation shall notify the Trustee of a transfer of Stock to the Trust as soon as practicable following discovery by the Corporation of such transfer.

                      ii) Status of Stock Held by the Trustee. Stock held by the
            Trustee shall be issued and outstanding shares of stock of the Corporation. The Purported Beneficial Owner and Purported Record Owner shall have no rights in the shares held by the Trustee. The Purported Beneficial Owner or Purported Record Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Purported Record Owners and the Purported Beneficial Owners shall surrender to the Trustee any and all certificates representing Stock that has been transferred to the Trust, duly endorsed for transfer to the Trustee. The Purported Beneficial Owner and the Purported Record Owner of shares of Stock in violation of this Section 7.1 shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such shares.


                                    -23-
C/M  11764.0004 435121.1

                      iii) Dividend and Voting Rights; Rights upon Liquidation.
            Any dividend or distribution with respect to such Stock paid prior to the discovery by the Corporation that the Stock had been transferred to the Trustee shall be deemed to be held by the recipient thereof as agent for the Trustee, and shall be paid to the Trustee upon demand, and any dividend or distribution declared but unpaid shall be paid when due to the Trustee. Any dividends or distributions so held by or on behalf of the Trustee shall be held in trust for the Charitable Beneficiary. The Trustee shall have all voting rights and rights to dividends with respect to Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. The Purported Record Owner shall have no voting rights with respect to shares held in the Trust and any vote cast by a Purported Record Owner prior to the discovery by the Corporation that the Stock had been transferred to the Trustee will, subject to applicable law, be rescinded as void and be recast in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. In the event of any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Trustee shall be entitled to receive, ratably with each other holder of Stock of the class of Stock that is held in the Trust, that portion of the assets of the Corporation available for distribution to the holders of such class (determined based upon the ratio that the number of shares of such class of Stock held by the Trustee bears to the total number of shares of such class of Stock then outstanding). The Trustee shall distribute any such assets received in respect of the Stock held in the Trust in any liquidation, dissolution or winding up of, or distribution of the assets of, the Corporation in accordance with
            Section 7.1(e)(iv) below.

                      iv) Sale of Shares of Stock by Trustee. Within 20 days of
            receiving notice from the Corporation that Stock has been transferred to the Trust, the Trustee of the Trust shall sell the shares of Stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.1(b)(i) of this Article
            VII. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Owner and to the Charitable Beneficiary as provided in this Section 7.1(e)(iv). The Purported Record Owner shall receive the lesser of (1) the price paid by the Purported Record Owner for the shares or, if the Purported Record Owner did not give

                                    -24-
C/M  11764.0004 435121.1
            value for the shares (through a gift, devise or other transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust (net of any commissions and other expenses of sale). Any net sales proceeds in excess of the amount payable to the Purported Record Owner shall be immediately paid to the Charitable Beneficiary, together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that Stock had been transferred to the Trustee, such shares are sold by a Purported Record Owner, then (X) such shares shall be deemed to have been sold on behalf of the Trust, (Y) the proceeds of such sale shall be deemed to be held by such Purported Record Owner or Purported Beneficial Owner as an agent for the Trustee and (Z) to the extent that the Purported Record Owner received an amount for such shares that exceeds the amount that such Purported Record Owner was entitled to receive pursuant to this Section 7.1(e)(iv), such excess shall be paid to the Trustee upon demand.

                      v) Purchase Right in Stock Transferred to the Trustee.
            Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.1(e)(iv) of this Article VII. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Owner and to the Charitable Beneficiary in a manner consistent with
            Section 7.1(e)(iv) of this Article VII.

                      vi) Designation of Charitable Beneficiaries. By written
            notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary(ies) of the interest in the Trust such that (1) the Stock held in the Trust would not violate the restrictions set forth in Section 7.1(b)(i) of this Article VII in the hands of such Charitable Beneficiary and (2) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Internal Revenue Code.


                                    -25-
C/M  11764.0004 435121.1

                  (f) Savings Clause

                      Nothing in this Article VII shall preclude the settlement
            of a transaction entered into through the facilities of a national securities exchange, if the Stock is then listed on a national securities exchange or on an automated inter-dealer quotation system. The shares that are the subject of such transaction shall continue to be subject to the terms of this Article VII after such settlement.

            7.2 Controlling Provision. Subject to Section 14.1, to the extent this Article VII may be inconsistent with any other provision of these Articles of Incorporation, this Article VII shall be controlling.

            7.3 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in
Section 7.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

            7.4 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this
Article VII.

            7.5 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.


                                  ARTICLE VIII.

                        RIGHTS AND POWERS OF CORPORATION,
                         BOARD OF DIRECTORS AND OFFICERS

            In carrying on its business, or for the purpose of attaining or furthering any of its objects, the Corporation shall have all of the rights, powers and privileges granted to corporations by the laws of the State of Maryland, as well as the power to do any and all acts and things that a natural person or partnership could do as now or hereafter authorized by law, either alone or in partnership or conjunction with others. In furtherance and not in limitation of the powers conferred by statute, the powers of the Corporation and of the Directors and stockholders shall include the following:

            8.1 Amendment. The Corporation reserves the right, from time to time, to make any amendment of its Charter now or hereafter

                                    -26-
C/M  11764.0004 435121.1
authorized by law, including any amendment which alters the contract rights, as expressly set forth in its Charter, of any outstanding Stock. Notwithstanding the foregoing and notwithstanding Section 2-506(b) of the Maryland General Corporation Law, in addition to such other vote as may be required by law, (a) prior to the occurrence of a Simplification Event, the provisions of this Article and of Article IV, the third and fourth sentences of Section 5.1(a) and
Section 5.3 of Article V (other than Section 5.3(b)) and this Section 8.1 may only be amended by the affirmative vote of two-thirds of the outstanding shares of each of the Class A Common Stock and the Class B Common Stock voting separately as a class; (b) the provisions of Section 5.3(b) of Article V and the substantive provisions of Section 7.1 of Article VII relating to Ownership Limits and ownership by Non-U.S. Persons may only be amended by the affirmative vote of 66-2/3% of the outstanding shares of Class A Common Stock and Class B Common Stock voting together as a single class; (c) the provisions of this Charter relating specifically to Apollo, Transferees or transferees of Apollo or the Affiliates or Associates (as hereinafter defined) of any such Person may not be amended or modified without the written consent thereto of Apollo; and (d) the provisions of the second paragraph of Section 5.3(e) of Article V may not be amended without the affirmative vote of holders of 66-2/3% of the outstanding shares of Class C Common Stock voting together as a single class.


                                   ARTICLE IX.

                                 INDEMNIFICATION

            The Corporation (which for the purpose of this Article IX shall include predecessor entities of the Corporation as set forth in Section 2-418 of the Maryland General Corporation Law) shall have the power (to the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment)) to obligate itself, by express provision in its Bylaws, by agreement, or by majority vote of either its stockholders or disinterested Directors, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any one or more of the following classes of individuals from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her position with the Corporation: (1) present or former Directors of the Corporation, (2) present or former officers of the Corporation, (3) present or former agents and/or employees of the Corporation, (4) present or former administrators, trustees or other fiduciaries under any pension, profit sharing, deferred compensation, or other employee benefit plan maintained by the Corporation, and
(5)

                                    -27-
C/M  11764.0004 435121.1
persons serving or who have served at the request of the Corporation in any of these capacities for any other corporation, partnership, joint venture, trust or other enterprise who is made a party to any proceeding by reason of service in that capacity.


                                   ARTICLE X.

                            LIMITATION OF LIABILITIES

            To the fullest extent permitted under the Maryland General Corporation Law as in effect on the date of filing these Articles of Incorporation or as the Maryland General Corporation Law is thereafter amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits a broader limitation of liability than said law permitted prior to such amendment), no Director or officers shall be liable to the Corporation for money damages. Neither the amendment or the repeal of this Article, nor the adoption of any other provision in the Charter inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a Director or officer of the Corporation with respect to any matter which occurred, nor any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.


                                   ARTICLE XI.

                  EXEMPTION FROM BUSINESS COMBINATION STATUTE

            Pursuant to Section 3-603(e)(1)(iii) of the Maryland General Corporation Law, the Corporation expressly elects not to be governed by the provisions of Section 3-602 of the Maryland General Corporation Law.


                                  ARTICLE XII.

               EXEMPTION FROM CONTROL SHARE ACQUISITION STATUTE

            The provisions of Title 3, Subtitle 7 of the Maryland General Corporation Law shall not apply to the issuance of Common Stock on the Effective Date or any and all future acquisitions by any person of shares of Stock.



                                    -28-
C/M  11764.0004 435121.1

                                  ARTICLE XIII.

                              BUSINESS COMBINATIONS

            Any proposed Business Combination (as used in Section 3-601(e)(1) and (e)(2) of the MGCL) with or involving, an Interested Stockholder (as hereinafter defined), shall require the affirmative vote of not less than 66-2/3% of the votes entitled to be cast by the holders of all the then outstanding shares of Common Stock, voting together as a single class, excluding Common Stock beneficially owned by such Interested Stockholder or by any person having more than 50% beneficial ownership of the Interested Stockholder or of whom the Interested Stockholder (or a Person having more than 50% beneficial ownership of the Interested Stockholder) has more than 50% beneficial ownership.

            "Interested Stockholder" means any person (other than an Exempt Person) (as hereinafter defined)) that (a) is the beneficial owner of Common Stock representing 20% or more of the votes entitled to be cast generally in the election of directors by the holders of all then outstanding shares of Common Stock (or an affiliate of such person) and (b) has held such Common Stock for less than five years.

            "Exempt Person" means (a)(i) Apollo, its partners, Affiliates and Associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as in effect on May 20, 1996 and including without limiting the generality of the foregoing any investment fund under common control with Apollo), (ii) any Transferee or Person who would be a Transferee but for the occurrence of a Simplification Event, (iii) with respect to the interest so transferred and so long as no Simplification Event shall have occurred, any other transferee of any part of Apollo's interest in the Corporation and (iv) any such Transferee's or Transferee's partners, stockholders, Affiliates and Associates, and (b) any person whose acquisition of beneficial ownership of Common Stock entitled to cast 20% or more of the votes entitled to be cast generally in the election of directors by the holders of all then outstanding shares of Common Stock was approved by a majority of directors of the Corporation entitled to vote on the matter to exempt such person from the provisions of this Article XIII; provided, however, that a director of the Corporation shall not be entitled to vote in any such determination if such director has been appointed by the acquiror or any person acting together with the acquiror in connection with such transaction as part of a "group" (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) or if such person is affiliated with the selling stockholder in the transaction in which the acquiror crosses the 20% threshold referred to above (other than in the case of a tender offer or other transaction in which there are a substantial number of selling stockholders).


                                    -29-
C/M  11764.0004 435121.1

                                  ARTICLE XIV.

                                  MISCELLANEOUS

            14.1 Provisions in Conflict with Law or Regulations.

                  (a) The provisions of this Charter are severable, and if the Directors shall determine that any one or more of such provisions are in conflict with the REIT provisions of the Internal Revenue Code, or other applicable federal or state laws, the conflicting provisions shall be deemed never to have constituted a part of this Charter, even without any amendment of this Charter pursuant to Section 8.2 hereof; provided, however, that such determination by the Directors shall not affect or impair any of the remaining provisions of this Charter or render invalid or improper any action taken or omitted prior to such determination. No Director shall be liable for making or failing to make such a determination.

                  (b) if any provision of this Charter or any application of such provision shall be held invalid or unenforceable by any federal or state court having jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction, and the validity of the remaining provisions of this Charter shall not be affected. Other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

            14.2 Termination of REIT Status. The Board of Directors shall take no action to terminate the Corporation's status as a REIT or to amend the provisions of this Article XIV until such time as (i) the Board of Directors by the affirmative vote of not less than 66-2/3% of the entire Board of Directors adopts a resolution recommending that the Corporation terminate its status as a REIT or amend this Article XIV as the case may be, (ii) the Board of Directors presents the resolution at an annual or special meeting of the stockholders and
(iii) such resolution is approved by holders of a majority of the voting power of the issued and outstanding shares of Stock.

            14.3 Percentage Ownership Determinations. For purposes of determining any Person's proportionate ownership, by number of shares or value, of Stock, the number of shares and value of Stock of the Corporation shall be determined by the Board in good faith, which determination shall be conclusive for all purposes hereof.

            The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts

                                    -30-
C/M  11764.0004 435121.1
are true in all material respects and that this statement is made under the penalties for perjury.


            IN WITNESS WHEREOF, the President and Secretary of the Corporation do hereby execute these Articles of Amendment and Restatement on behalf of the Corporation as of the 4th day of October, 1996.



                                    EMPIRE REALTY TRUST, INC.



                                     /s/ Lee S. Neibart
                                    Name:  Lee S. Neibart
                                    Title:  President



Attest:



By:  /s/ John Jacobsson
   Name:  John Jacobsson
   Title:  Secretary








                                    -31-
C/M  11764.0004 435121.1